EXHIBIT 99.1

Salona Global Extends Biodex Acquisition Debt Duration to July 2025

New York, New York - (August 8, 2023) Salona Global Medical Device Corporation (the "Company") (TSXV:SGMD) today announced it has executed an agreement (the "Agreement") to extend the payment terms of the debt incurred in connection with its acquisition of Biodex Medical Systems, Inc. ("Biodex").

On April 3, 2023, the Company acquired all of the outstanding equity of Biodex in consideration for, among other things, the Company's future obligation to pay an aggregate of approximately US$10 million, which included (i) approximately US$1.5 miilion payable under a loan for nuclear medicine medical device inventory and parts which was due May 15, 2023; (ii) approximately US$1.5 million payable under a working capital loan which was due on June 15, 2023 (the "WC Loan"); and (iii) approximately US$7 million in three payments: US$2 million payable on June 30, 2023, US$3 million payable September 30, 2023 and US$2 million payable December 31, 2023 (the "Acquisition Debt"). The Company's obligation to pay both the Acquisition Debt and the WC Loan are secured by a pledge of all of the outstanding shares of Biodex.

As of July 25, 2023, the remaining amounts to be paid according to the closing statement by the Company under the Agreement are (i) the Acquisition Debt is total US$6,756,525.45 plus interest; and (ii) the WC Loan total of US$1,502,765.63, for a total of US$8,259.291.08

The Company entered into an agreement dated August 4, 2023 (the "Debt Extension Agreement") which extends the maturity date for amounts payable under (i) the WC Loan to October 31, 2023; and (ii) the Acquisition Debt to July 31, 2025.

The Company is working towards finalizing a US$2 million asset-based lending (ABL) facility on the Biodex assets with its current lender. As of June 30, 2023, these unencumbered assets totaled in excess of US$2.5 million in accounts receivable and inventory. Subject to successfully closing on the ABL facility, SGMD intends to use a portion of this facility to pay down the WC Loan.

Pursuant to this Debt Extension Agreement, all cash in excess of US$2.5 million held by the Company is required to be paid to reduce the Acquisition Debt until payments are current. The Debt Extension Agreement also requires the Company to increase its ABL facility to 80% of working capital to provide further case to reduce amounts owing under the Acquisition Debt. The Company has the right to prepay the Acquisition Debt at any time without cost or penalty.

"These agreements should give us the ability to generate additional cash flow and focus on growth," said Mike Seckler, CEO. "As I mentioned recently, I plan to conduct a strategic review with an aim to put us back on a path to revenue growth and achieve a market multiple consistent with our peers thereby increasing our share price."

For more information please contact:

Mike Seckler

Chief Executive Officer Tel: 1 (800) 760-6826

Email: Info@Salonaglobal.com

Additional Information

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

There can be no assurance that a new ABL facility on the Biodex assets will be completed or the timing of any agreement. Completion of any transaction will be subject to, amongst other things, negotiation and execution of definitive agreements, applicable director, shareholder and regulatory approvals.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could", "should", "potential", "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate to the Company, including: the Company obtaining a new ABL facility on the Biodex assets; the Company using cash ﬂow generated as well as leverage against assets to reduce the principal and interest of the Acquisition Debt over the next 24 months; the Company being able to successfully increase its ABL facility to 80% of working capital; the Company believing it can operate profitably for the quarter ending September 30, 2023; and the Company increasing its share price.

All statements other than statements of historical fact may be forward-looking information. Such statements reﬂect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions. Salona cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reﬂected by such statements. Such factors include but are not limited to the general business and economic conditions in the regions in which Salona operates; the ability of Salona to execute on key priorities, including the successful completion of acquisitions, business retention, and strategic plans and to attract, develop and retain key executives; difficulty integrating newly acquired businesses; ongoing or new disruptions in the supply chain, the extent and scope of such supply chain disruptions, and the timing or extent of the resolution or improvement of such disruptions; the ability to implement business strategies and pursue business opportunities; disruptions in or attacks (including cyber-attacks) on Salona's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud or other criminal behavior to which Salona is exposed; the failure of third parties to comply with their obligations to Salona or its affiliates; the impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the overall difficult litigation environment, including in the United States; increased competition; changes in foreign currency rates; increased funding costs and market volatility due to market illiquidity and competition for funding; the availability of funds and resources to pursue operations; critical accounting estimates and changes to accounting standards, policies, and methods used by Salona; the occurrence of natural and unnatural catastrophic events and claims resulting from such events; www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com. Should any factor affect Salona in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, Salona does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.